                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 4                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check this box if no longer                    OMB NUMBER:  3235-0287
    subject to Section 16. Form 4                  Expires:  April 30, 1997
    or Form 5 obligations may                      Estimated average burden
    continue. SEE Instruction 1(b).                hours per response ...... 0.5
                                                   -----------------------------


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

 Ebrahimi                            Farhad                           Fred
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  (Last)                             (First)                         (Middle)

   8821                       Experimental Farm Road
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                                    (Street)

  Cheyenne                             WY                           82009-8814
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  (City)                             (State)                          (Zip)


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2. Issuer Name and Ticker or Trading Symbol

  The Lamson & Sessions Co. (LMS)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

  09/98
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5. If Amendment, Date of Original   (Month/Year)


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6. Relationship of Reporting Person to Issuer
       (Check all applicable)


                  Director                   X     10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)

                   ----------------------------------
7. Individual or Joint/Group Filing (Check Applicable line)

     X    Form filed by One Reporting Person
    ----

    ----  Form filed by More than one Reporting Person
--------------------------------------------------------------------------------

                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action         or Disposed of (D)            Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                            (Instr. 8)      (Instr. 3,4 and 5)            Owned at       (D) or         Ownership
                                (Month/   ------------   --------------------------       End of Month    Indirect     (Instr. 4)
                                 Day/      Code    V      Amount   (A) or    Price       (Instr. 3       (I)
                                 Year)                             (D)                     and 4)        (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

Common Stock                  9/2/98       P             10,000      A       $ 4.38
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
Common Stock                  9/8/98       P             10,000      A       $ 4.00
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
Common Stock                  9/9/98       P              6,600      A       $ 4.06
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
Common Stock                  9/10/98      P              3,400      A       $ 4.06
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
Common Stock                  9/21/98      P             10,000      A       $ 5.00     1,421,400 shares   D
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                  (Print or Type Responses)


                                                                         (Over)
                                                                SEC 1473 (8-92)

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

FORM 4 (continued)


                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transacation   5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month/Day/      (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3, 4, and 5)         (Month/Day/
                                    Security                                                                        Year)
                                                                  ---------------   --------------------------   -------------------
                                                                    Code      V         (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
  (Instr. 3 and 4)                                   Owned at End of Month        Direct (D) or                (Instr. 4)
                                                     Instr. 4)                    Indirect (I) (Instr. 4)
------------------------
  Title      Amount or
             Number of
             Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:

This Statement is occasioned by the purchase during September 1998 of an aggregate of 40,000 shares of the Issuer's common stock by Farhad Fred Ebrahimi. Farhad Fred Ebrahimi is the reporting person for the Ebrahimi Family, which consists of Farhad Fred Ebrahimi, Mary Wilkie Ebrahimi, Farhad Alexander Ebrahimi, and Farah Alexandra Ebrahimi. As of September 30, 1998, 1,387,400 shares of the Issuer's Common Stock were held jointly by Farhad Fred Ebrahimi and Mary Wilkie Ebrahimi, husband and wife; 24,000 shares of the Issuer's stock were held jointly by Farhad Fred Ebrahimi and Farhad Alexander Ebrahimi; and 10,000 shares of the Issuer's common stock were held jointly by Farhad Fred Ebrahimi and Farah Alexandra Ebrahimi. Accordingly, Farhad Fred Ebrahimi and Mary Wilkie Ebrahimi have a pecuniary interest in 1,421,400 shares of the Issuer's common stock, Farhad Alexander Ebrahimi has a pecuniary interest in 24,000 shares, and Farah Alexandra Ebrahimi has a pecuniary interest in 10,000 shares.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                              /s/ Farhad Fred Ebrahimi              12/15/98
                              _______________________________    ______________
                              **Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


                                                                          Page 2
                                                                 SEC 1474 (8-92)

                               POWER OF ATTORNEY

   I, M.P. Wilkie Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, hereby delegate to F. Fred Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, the authority to act in my place and stead with respect to the following powers:

        To act as the reporting person on my behalf in connection with filings to be made with the Securities and Exchange Commission; and

        To execute such documents and to perform all other acts necessary, or incidental to the execution of the powers enumerated herein.

        This Power of Attorney is effective until revoked.

        Executed this 16th day of November, 1998.


                                /s/ M.P. Wilkie Ebrahimi
                                ------------------------
                                M.P. Wilkie Ebrahimi

                               POWER OF ATTORNEY

   I, Farah A. Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, hereby delegate to F. Fred Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, the authority to act in my place and stead with respect to the following powers:

        To act as the reporting person on my behalf in connection with filings to be made with the Securities and Exchange Commission; and

        To execute such documents and to perform all other acts necessary, or incidental to the execution of the powers enumerated herein.

        This Power of Attorney is effective until revoked.

        Executed this 16th day of November, 1998.


                                /s/ Farah A. Ebrahimi
                                ------------------------
                                Farah A. Ebrahimi

                               POWER OF ATTORNEY

   I, Farah A. Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, acting as a custodian for Farhad A. Ebrahimi, minor person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, hereby delegate to F. Fred Ebrahimi, private person, residing at 8821 Experimental Farm Road, Cheyenne, WY 82009-8814, the authority to act in my place and stead with respect to the following powers:

        To act as the reporting person on my behalf in connection with filings to be made with the Securities and Exchange Commission; and

        To execute such documents and to perform all other acts necessary, or incidental to the execution of the powers enumerated herein.

        This Power of Attorney is effective until revoked.

        Executed this 16th day of November, 1998.


                                /s/ Farah A. Ebrahimi
                                -----------------------------------
                                Farah A. Ebrahimi, as Custodian for
                                Farhad A. Ebrahimi